EXHIBIT 5.1

OPINION OF COUNSEL

May 31, 2021

Acura Pharmaceuticals, Inc.

616 N. North Court, Suite 120

Palatine, Illinois 60067

Re:	Acura Pharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Acura Pharmaceuticals, Inc., a New York corporation (the "Company"), in connection with the Company’s Registration Statement on Form S-8 filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the "Registration Statement") relating to the proposed issuance of up to 2,500,000 (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") issuable pursuant to the Acura Pharmaceuticals, Inc. 2021 Restricted Stock Unit Award Plan (the "Plan").

In rendering this opinion, we have examined and relied on (i) the Company's Restated Certificate of Incorporation, as amended, and Restated By-laws, as amended; (ii) the Plan, (iii) resolutions adopted by the Board of Directors of the Company on or about March 29, 2021 and stockholders of the Company adopted on May 25, 2021 (iv) the Registration Statement; and (v) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

Based upon and subject to the foregoing, in our opinion, the Shares will be, when issued pursuant to the Plan and the applicable award agreements thereunder (including the receipt of the Company of the full consideration therefor), validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of this Securities Act.

Very truly yours,

/s/ Sills Cummis & Gross, P.C.
Sills Cummis & Gross, P.C.